U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): November 22, 2013

SurePure, Inc.

(Exact name of Company as specified in its charter)

Nevada	000-54172	26-3550286
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

405 Lexington Avenue, 25th Floor New York, NY 10174 (Address of principal executive offices) Telephone: (917) 368-8480 Facsimile: (917) 368-8005 (Registrant’s Telephone Number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On November 22, 2013, we and Regency Capital Corporation (“Regency”), a company formed under the laws of the Turks and Caicos Islands, entered into the Share Purchase Agreement (the “November 2013 Regency Share Purchase Agreement”) under which Regency agreed to purchase 170,000 shares of our Common Stock, par value $0.001 per share, during the period ending November 30, 2013 at a cash purchase price of $1.00 per share. We further agreed that during the period ending January 31, 2014 Regency would have the right to purchase up to 430,000 shares of our Common Stock at a cash purchase price equal to the greater of $1.00 per share and 92% of the volume-weighted average trading price of shares of our Common Stock during the 20 trading day period ending on the day that is 3 trading days prior to the closing of the purchase and sale of these shares. A copy of the November 2013 Regency Share Purchase Agreement is attached as Exhibit 10.1 to this Current Report on Form 8-K (this “Current Report”).

Regency purchased 170,000 shares of our Common Stock upon our execution of the November 2013 Regency Share Purchase Agreement.

Regency is an existing shareholder and purchased 1,969,500 shares of our Common Stock directly from us during the first eleven months of 2013, including those purchased to date under the November 2013 Regency Share Purchase Agreement and 600,000 shares purchased in October 2013 under the Share Purchase Agreement dated October 23, 2013.

Restricted Shares

The shares that Regency has purchased are restricted shares and bear a restrictive legend. As part of the November 2013 Regency Share Purchase Agreement, we have granted Regency the right, exercisable until November 21, 2014, to register the shares that it has purchased by participating in certain registrations that we file for the sale of our shares or for the resale of our shares by our shareholders. Subject to the terms of the November 2013 Regency Share Purchase Agreement, we are obligated to use our reasonable best efforts to cause the filed registration statement to be declared effective under the Securities Act of 1933, as amended (the “Securities Act”), and to keep the registration statement continuously effective until the registered shares have been sold or may be sold under Rule 144 promulgated under the Securities Act with or without satisfaction of certain requirements of that Rule.

Use of Proceeds

The November 2013 Regency Share Purchase Agreement provides that we will use the proceeds of the sale of the shares for our working capital purposes.

Need for Additional Financing

The proceeds of the sales of the shares that are subject to the November 2013 Regency Share Purchase Agreement will not, in and of themselves, be sufficient to permit us to continue to operate at our current level of expenditure, and we must continue to seek additional funding if we are to remain in operation. Although we continue to approach investors in the United States and elsewhere to seek additional working capital funding, we cannot offer any assurances that our efforts will succeed or that we will be able to sell our shares in exchange for funding. If our efforts are not successful, we may cease our business operations.

There are no assurances that Regency will purchase any of the 430,000 shares that it has the right to purchase under the November 2013 Regency Share Purchase Agreement.

Exemption from Registration

In the November 2013 Regency Share Purchase Agreement, Regency represented to us that it was an “accredited investor” as defined in Regulation D promulgated under the Securities Act, and was also not a “U. S. person” within the meaning of Regulation S promulgated under the Securities Act. Regency also represented that it was not acquiring the shares under the November 2013 Regency Share Purchase Agreement for the benefit of any U. S. person, that it will be the sole beneficial owner of the shares and that it has not prearranged any sale to any persons in the United States. Regency was outside of the United States when it entered into the November 2013 Regency Share Purchase Agreement and when it purchased the shares under that agreement. On the basis of the representations and warranties that Regency has made to us in the November 2013 Regency Share Purchase Agreement, we believe that the sales of shares of our Common Stock under the November 2013 Regency Share Purchase Agreements that have occurred are, and that those sales that may occur in the future will be, exempt from the registration requirements of the Securities Act.

The foregoing description of the November 2013 Regency Share Purchase Agreement is subject to, and qualified in its entirety by, such agreement attached as Exhibit 10.1 to this Current Report, which is incorporated herein by reference.

Item 3.02	Unregistered Sales of Equity Securities.

The information contained above in Item 1.01 is hereby incorporated by reference into this Item 3.02. Each issuance and sale of securities by us under the November 2013 Regency Share Purchase Agreement is exempt from registration pursuant to Section 4(a)(2) of the Securities Act and Regulation S promulgated under the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1	Share Purchase Agreement, dated as of November 22, 2013, between SurePure, Inc. and Regency Capital Corporation

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report to be signed on its behalf by the undersigned hereunto duly authorized.

SUREPURE, INC.
(Registrant)

Date: November 25, 2013	/s/ Stephen M. Robinson
Stephen M. Robinson
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Share Purchase Agreement, dated as of November 22, 2013, between SurePure, Inc. and Regency Capital Corporation